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                                                                EXHIBIT 23.1



             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        We have isued our report dated January 17, 1997 accompanying the consolidated financial statements of National Penn Bancshares, Inc. and Subsidiaries appearing in the 1996 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 1996 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in this Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP

GRANT THORNTON LLP


Philadelphia, Pennsylvania
May 6, 1997